Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, TX 78701 512.485.9530 Fax: 512.485.9531 www•astrotechcorp•com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION APPOINTS CARLISLE KIRKPATRICK AS CHIEF FINANCIAL OFFICER

Austin, Texas, August 9, 2012- Astrotech Corporation (NASDAQ: ASTC) today announced that it has appointed Carlisle “Kirk” Kirkpatrick as Chief Financial Officer (“CFO”) of the company. Mr. Kirkpatrick’s appointment is effective as of August 9, 2012 and follows the departure of John Porter as the Company’s Chief Financial Officer.

"The Board and I are delighted to welcome Mr. Kirkpatrick to Astrotech Corporation," stated Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech Corporation. "The Company and its shareholders are fortunate to have someone of his caliber join our executive leadership.  Kirk has significant expertise as a senior financial executive and he brings the right skill set to the team."

From November 2010 to July 2012, Mr. Kirkpatrick served as a Managing Director of IncuHive, LLC, a business incubator focused on developing early and middle stage companies in the mobile commerce and risk solutions space. From November 2006 to November 2010, Mr. Kirkpatrick served as Executive Vice President and Chief Financial Officer of Authentium, Inc. In that capacity, Mr. Kirkpatrick was responsible for all aspects of the company's financial matters, including financial reporting and accounting, cash management and financing. From January 2001 to November 2006, Mr. Kirkpatrick served as Vice President, Corporate Development with Seisint, later acquired by LexisNexis Risk Solutions (a division of Reed Elsevier), and was responsible for the company's middle market M&A activities and FP&A group.  From July 1998 to January 2001, Mr. Kirkpatrick served as a Managing Principal and a founding member of Accenture’s venture capital group, which managed $500 million in partner capital and invested in over 100 high-tech companies worldwide.

"I am very pleased to join Astrotech Corporation as its CFO," said Mr. Kirkpatrick. "The Company has some tremendous opportunities and I will strive to maximize the value that is being created.  The Company is poised for growth and I look forward to being part of the team."

Mr. Kirkpatrick’s appointment follows John Porter`s separation from Astrotech Corporation, which was effective on August 3, 2012. Speaking on behalf of the Board of Directors, Chairman Thomas B. Pickens III said, "We very much appreciate John`s efforts and his service to Astrotech Corporation since his appointment in 2009. John has been an important member of our leadership team and made a number of substantial contributions to Astrotech Corporation during his tenure."

About Astrotech Corporation and Astrotech Space Operations (ASO)

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations (ASO) has been a global satellite processing leader since 1981. With nearly 300 successful spacecraft missions to date, Astrotech continues to provide adaptable and flexible services for its government and commercial customers.  Astrotech Space Operations provides all support necessary for successful spacecraft processing to prepare for launch on a variety of domestic and foreign launch vehicles. Spacecraft undergo pre-launch hardware integration and testing, satellite encapsulation, and fueling before transport to the pad.  Astrotech Space Operations business unit serves our satellite and spacecraft customers with pre-launch services on the eastern (Kennedy Space Center) and western (Vandenberg Air Force Base) ranges.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Astrotech Corporation

512.485.9530

IR@astrotechcorp.com

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